SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K


                                 CURRENT REPORT
                     Pursuant to Section 13 of 15 (d) of the
                         Securities Exchange Act of 1934


                Date of Report (Date of earliest event reported):
                                 July 14, 1998


                              NORWEST CORPORATION
              (Exact name of registrant as specified in its charter)


     Delaware                   1-2979                 41-0449260
(State or other jurisdiction   (Commission            (IRS Employer
    of incorporation)          File Number)         Identification No.)


        Norwest Center
      Sixth and Marquette
     Minneapolis, Minnesota                                55479
(Address of principal executive offices)                 (Zip Code)



       Registrant's telephone number, including area code:  612-667-1234





ITEM 5.  Other Events.


(a) Recent Operating Results


Norwest Corporation's ("Norwest") net income for the quarter ended
June 30, 1998 was $382.1 million, or 49 cents per diluted common share, an increase of 15.3 percent and 14.0 percent, respectively, over the $331.4 million or 43 cents per diluted common share, earned in the second quarter of 1997. Basic earnings per share increased 16.3 percent to 50 cents per common share in the second quarter of 1998 from 43 cents a year earlier. Return on realized common equity was
23.1 percent and return on assets was 1.65 percent for the second quarter of 1998, compared with 22.1 percent and 1.61 percent, respectively, in the same period of 1997.

For the first six months of 1998, net income was $749.8 million, or 96 cents per diluted common share, an increase of 14.8 percent and
12.9 percent, respectively, over the $653.3 million, or $0.85 per diluted common share, earned in the first six months of 1997.
Return on realized common equity was 23.0 percent and return on assets was 1.67 percent for the first six months of 1998 compared with 22.4 percent and 1.62 percent, respectively, in the same period a year ago.

Consolidated net interest income in the second quarter of 1998 was $1,081.1 million, compared with $999.8 million in the second quarter of 1997, an increase of 8.1 percent. The increase from the second quarter of 1997 was principally due to an 11.6 percent growth in average earning assets, partially offset by a 15 basis point decrease in net interest margin. The decrease in net interest margin is due to a higher mix of mortgages held for sale, which have lower yields than other interest-earning assets, and a decrease in the yield on investment securities. Net interest income increased 9.7 percent to $2,147.7 million for the first six months of 1998, compared with the same period of 1997. The improvement from the first half of 1997 was principally due to a 10.3 percent increase in average earning assets.

Norwest provided $139.4 million for credit losses in the second quarter of 1998, or 130 basis points of average loans and leases on an annualized basis. This compares with $122.8 million, or 122 basis points, in the same period a year ago. Net credit losses totaled
$139.6 million in the second quarter of 1998, up from $114.8 million in the second quarter of 1997 principally due to higher levels of consumer credit charge-offs. As a percent of average loans and leases, net credit losses were 131 basis points in the second quarter of 1998, compared with 114 basis points in the same period a year ago. For the first six months of 1998, Norwest's provision for credit losses amounted to $263.9 million, or 125 basis points of average loans and leases on an annualized basis, compared to $231.8 million or 117 basis points for the same period of 1997. Net credit losses as a percent of

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average loans and leases were 128 basis points in the first half of
1998, compared with 114 basis points in the same period of 1997.
Consumer past-due delinquencies were as follows:

                                          _______Quarter Ended________
                                          6/30/98   12/31/97   6/30/97
Banking Group 30 days past due               1.66%      2.02      1.83
Norwest Financial 60 days past due           3.56       3.58      3.69
Credit card 30 days past due                 3.76       3.92      3.75


Non-performing assets totaled $264.8 million at June 30, 1998, an increase of $36.3 million from year-end 1997. As a percent of loans, leases and other real estate owned, non-performing assets were 0.61 percent at June 30, 1998, compared with 0.57 percent at the same time last year. Reserve coverage of non-performing loans was 585.6 percent at June 30, 1998, and the allowance for credit losses was 2.91 percent of loans and leases.

Consolidated non-interest income was $950.2 million in the second quarter of 1998, an increase of $193.8 million, or 25.6 percent, from the second quarter of 1997. For the first six months of 1998, consolidated non-interest income increased $319.5 million to $1,760.5 million, an increase of 22.2 percent over the same period in 1997. Contributing to these increases was continued growth in virtually all categories, including mortgage banking revenues, trust and investment fees and commissions, service charges and fees, credit card fee revenue and insurance.

Consolidated non-interest expenses were $1,324.5 million in the second quarter of 1998, an increase of 18.3 percent over the second quarter of
1997.   For the six months ended June 30, 1998, non-interest expenses increased $373.3 million, or 17.3 percent, over the six months ended June 30, 1997. The increase in non-interest expense reflects increased Mortgage Banking expenses due to higher volume and additional operating expenses related to acquisitions.

Norwest's Banking Group reported earnings of $274.4 million in the second quarter of 1998, 19.5 percent above second quarter 1997 earnings of $229.7 million. The increased earnings were attributed to growth in virtually all categories including trust and investment fees and commissions, service charges and fees, credit card fee revenue, and insurance, partially offset by lower net venture capital gains. Norwest Venture Capital had net unrealized appreciation in its investment portfolio of $160.6 million at June 30, 1998. For the first six months of 1998, the Banking Group's earnings were $538.3 million, an increase of 18.0 percent over the $456.2 million earned in the first half of 1997.

For the second quarter of 1998, Mortgage Banking earned $54.0 million on record originations and volume. This compares with $35.3 million in the second quarter of 1997. Combined gains on sales of mortgages and servicing rights in the second quarter of 1998 amounted to $115.1 million,



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compared with $11.9 million in the same quarter last year.  The pipeline of unclosed mortgage loans was $19.4 billion at June 30, 1898, compared with $11.0 billion at June 30, 1997 and 19.6 billion at December 31, 1997. Mortgage loan originations were $26.0 billion in the second quarter of 1998, compared with $12.6 billion in the second quarter of 1997. The servicing portfolio increased $29.2 billion from the second quarter of 1997 and $14.5 billion from year-end 1997, and at June 30, 1998, totaled $220.3 billion with a weighted average interest rate of 7.61 percent. Capitalized mortgage servicing rights amounted to $2.9 billion, or 132 basis points of the mortgage servicing portfolio at June 30, 1998. Amortization of capitalized mortgage servicing rights was $175.2 million for the quarter ended June 30, 1998, compared with $132.8 million for the quarter ended June 30, 1997, due to a larger servicing portfolio and the low interest rate environment. For the first six months of 1998, Mortgage Banking's earnings were $105.9 million, an increase of 53.1 percent over the $69.1 million earned in the first half of 1997.

Norwest Financial reported second quarter 1998 net income of $53.7 million, a decrease of 19.0 percent from second quarter 1997 earnings of $66.4 million. For the first six months of 1998, Norwest Financial's net earnings were $105.6 million, down 17.5 percent from the $128.0 million earned in the first half of 1997. The quarter and year-to-date decreases primarily reflect higher consumer credit losses, partially offset by increased net interest income. Norwest Financial's net charge-offs were $91.8 million in the second quarter of 1998, compared with $58.6 million in the comparable period of 1997, and reflects the acquisition of Fidelity Acceptance Corporation in August last year and higher bankruptcy levels in Puerto Rico.

At June 30, 1998, consolidated total assets were $93.2 billion, compared with $88.5 billion at December 31, 1997. Consolidated loans and leases, net of unearned discount, were $43.4 billion at June 30, 1998, compared with $42.5 billion at December 31, 1997. Consolidated total deposits were $56.8 billion at June 30, 1998, compared with $55.5 billion at December 31, 1997. Consolidated long-term debt at June 30, 1998 was $12.3 billion, compared with $12.8 billion at year-end 1997. Consolidated stockholders' equity was $7.3 billion at June 30, 1998 compared with $7.0 billion at December 31, 1997. Tier 1 and total capital ratios were 8.84 percent and 10.64 percent, respectively, at June 30, 1998, compared with 9.09 percent and 11.01 percent, respectively, at December 31, 1997. The leverage ratio was 6.44 percent at June 30, 1998 and 6.63 percent at December 31, 1997. Dividends declared per common share were 16.5 cents for the first quarter of 1998, compared with 15 cents for the same period of 1997. The dividend payout ratio was 33.0 percent and 34.9 percent for the three months ended
June 30, 1998 and 1997, respectively.

On June 8, 1998, Norwest and Wells Fargo & Company announced they had signed a definitive agreement for a merger of equals in a transaction valued at approximately $34 billion. In accordance with the agreement, common stockholders of Wells Fargo will receive ten shares of Norwest common stock in exchange for each share of Wells Fargo common stock. The transaction is subject to customary stockholder and regulatory approval and is expected to close in the fourth quarter of 1998.



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(b).  Abridged Presentation Materials.

Exhibit 99 to this report contains a copy of materials concerning the proposed merger of Norwest and Wells Fargo that have been used by Norwest in presentation to analysts. These materials are an abridged version of presentation materials included as exhibits to Norwest's current reports on Form 8-K filed on June 8, 1998 and June 9, 1998. To the extent of differences, the information in the materials filed with this report supercedes the information in the earlier filed reports.

Exhibit 99 to this current report on Form 8-K contains forward looking statements with respect to the financial conditions, results of operations and businesses of each of Norwest and Wells Fargo and, assuming the consummation of the merger, a combined Norwest/Wells Fargo including statements relating to: (a) the cost savings and accretion to reported earnings that will be realized from the merger; (b) the impact on revenues of the merger, and (c) the restructuring charges expected to be incurred in connection with the merger. These forward looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following possibilities: (1) expected cost savings from the merger cannot be fully realized or realized within the expected timeframe; (2) revenues following the merger are lower than expected; (3) competitive pressure among financial services companies increases significantly; (4) costs or difficulties related to the integration of the businesses of Norwest and Wells Fargo are greater than expected; (5) changes in the interest rate environment reduce interest margins; (6) general economic conditions, either internationally or nationally or in the states in which the combined company will be doing business, are less favorable than expected; or (7) legislation or regulatory requirements or changes adversely affect the businesses in which the combined company would be engaged.

Such forward-looking statements speak only as of the date on which such statements were made, and Norwest undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made to reflect the occurrence of unanticipated events.

Item 7.  Exhibits.

     99.  Abridged Analyst Presentation Materials, dated June 8, 1998.




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                             SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                           Norwest Corporation
                                          (Registrant)


Dated:  July 22, 1998               By:   \s\ Michael A. Graf
                                          Senior Vice President and
                                              Controller
                                          (Principal Accounting Officer)



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